Exhibit 15.1

March 28, 2024

To:	TuanChe Limited (the “Company”)
9F, Ruihai Building, No. 21 Yangfangdian Road
Haidian District, Beijing 100038
People’s Republic of China

Ladies and Gentlemen,

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in the Company’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March 2024. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report, and further consent to the incorporation by reference of the summaries of our opinions under this heading into the Registration Statements on Form S-8 (No. 333-230433 and No. 333-271636) on Form F-3 (No. 333-264942) of the Company.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[The following is the signature page.]

Yours faithfully,

/s/ Shihui Partners
Shihui Partners